EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Primary & Fully Diluted Basis

In thousands, except per share data
                                                             Three Months Ended
                                                                    March 31,
                                                       -------------------------

                                                               1997         1996

Net income .........................................       $    253     $    272
Dividends paid on preferred stock ..................             44            6
                                                           --------     --------
Net income applicable to primary
  common shares .....................................           209          266
Interest expense on convertible
  subordinated debentures, net of
  income tax .......................................              3            3
                                                           --------     --------
Net income applicable to fully
  diluted common shares ............................       $    212     $    269
                                                           ========     ========
Number of average common shares
Primary ............................................        114,141      113,501
                                                           ========     ========
Fully diluted:
  Average common shares outstanding ................        114,141      113,501
  Average convertible subordinated
    debentures convertible to common shares ........         13,850       13,850
                                                           --------     --------
                                                            127,991      127,351
                                                           ========     ========
Net income per share

  Primary ..........................................       $   1.83     $   2.37
  Fully diluted ....................................           1.66         2.10